Exhibit 99.1

Targacept Reports Third Quarter 2013 Financial Results

Winston-Salem, North Carolina, November 5, 2013 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the third quarter and nine months ended September 30, 2013.

Targacept reported a net loss of $12.9 million for the third quarter of 2013, compared to a net loss of $7.9 million for the third quarter of 2012. For the nine months ended September 30, 2013, Targacept reported a net loss of $33.3 million compared to net income of $8.9 million for the corresponding 2012 period. As of September 30, 2013, cash and investments in marketable securities totaled $155.1 million.

“We had a productive third quarter and continue to progress towards our goal of delivering innovative therapeutics that can build health and restore independence for patients. We are on track to deliver top-line results from our three ongoing Phase 2b clinical programs between December 2013 and the middle of 2014,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “The first readout will be from our study of TC-5619 as a treatment for negative symptoms and cognitive dysfunction in schizophrenia, in December or January, followed later in 2014 by the reporting of headline results from our TC-5214 study in overactive bladder and our TC-1734 study in Alzheimer’s disease. With our diverse NNR Therapeutics pipeline, talented employees and financial resources, I believe Targacept is well positioned for significant growth.”

Financial Results

Targacept reported a net loss of $12.9 million for the third quarter of 2013, compared to a net loss of $7.9 million for the third quarter of 2012. The difference was primarily due to an increase of $3.9 million in research and development expenses. For the nine months ended September 30, 2013, Targacept reported a net loss of $33.3 million compared to net income of $8.9 million for the corresponding 2012 period, a change of $42.2 million. The change was primarily due to a decrease of $53.3 million in deferred revenue recognition, partially offset by a decrease in research and development expenses of $8.7 million and restructuring charges for the 2012 period of $2.3 million. Non-cash, stock-based compensation charges of $1.3 million and $1.4 million were recorded for the third quarters of 2013 and 2012, respectively, and $4.2 million and $6.5 million for the nine months ended September 30, 2013 and 2012, respectively.

Net Operating Revenues

Targacept reported no net operating revenues for the third quarter of 2013, compared to $768,000 for the third quarter of 2012. For the nine months ended September 30, 2013, net operating revenues totaled $3.5 million, compared to $57.3 million for the corresponding 2012 period. For the third quarter of 2013, the decrease is attributable to deferred revenue recognized during the 2012 period associated with Targacept’s ongoing collaboration with AstraZeneca. The payments received under the ongoing collaboration with AstraZeneca became fully recognized in the first quarter of 2013. The decrease for the nine months ended September 30, 2013 was due primarily to deferred revenue recognized during the 2012 period associated with Targacept’s now concluded collaboration with AstraZeneca in major depressive disorder. The company recognized $54.5 million of the up-front payment received from the now concluded collaboration in the nine months ended September 30, 2012.

Research and Development Expenses

Research and development expenses totaled $10.3 million for the third quarter of 2013, compared to $6.4 million for the third quarter of 2012. For the nine months ended September 30, 2013, research and development expenses totaled $28.1 million, compared to $36.7 million for the corresponding 2012 period. The increase for the third quarter of 2013 is primarily attributable to costs related to the ongoing Phase 2b study of TC-5214 in overactive bladder, which was initiated in the second quarter of 2013. The decrease for the nine months ended September 30, 2013 was principally attributable to a decision in 2012 to focus resources on clinical programs, two 2012 workforce reductions and the completion in 2012 of a Phase 3 development program in major depressive disorder. Research and development expenses for third-party services associated with TC-5619, TC-5214 and TC-1734, Targacept’s three ongoing clinical studies, totaled $7.5 million and $19.2 million in the aggregate for the three months and nine months ended September 30, 2013, respectively.

General and Administrative Expenses

General and administrative expenses totaled $2.8 million for the third quarter of 2013, compared to $2.4 million for the third quarter of 2012. For the nine months ended September 30, 2013, general and administrative expenses totaled $9.4 million, compared to $10.1 million for the corresponding 2012 period. The increased general and administrative expense for the third quarter of 2013 is attributable to higher stock-based compensation, salary and other compensation-related expenses. The decrease in general and administrative expenses for the nine months ended September 30, 2013 was primarily attributable to $1.8 million in severance and stock-based compensation charges, including $1.3 million of non-cash charges, recorded during the first half of 2012. The decrease was partially offset by $879,000 in severance and stock-based compensation charges, including $573,000 in non-cash charges, recorded in connection with the departure of two executive officers from Targacept in 2013.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, November 5, 2013, at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 866.318.8618 for domestic participants and 617.399.5137 for international participants (reference passcode 21126805). A replay of the conference call may be accessed from approximately two hours following the call through November 20, 2013 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 37188301).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing an advanced clinical pipeline of NNR Therapeutics™ to treat patients suffering from serious nervous system and gastrointestinal/genitourinary diseases and disorders. Many diseases arise from abnormalities in signaling within and between the brain and other organ systems such as the bladder and the GI tract. Targacept’s NNR Therapeutics have the potential to normalize these signaling pathways to provide significant medical benefit. Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5619, TC-5214 or TC-1734; the effect of the outcomes of all or any one of the ongoing Phase 2b clinical trials on Targacept; the medical benefits of TC-5619, TC-5214, TC-6499, or TC-1734; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214, TC-6499, and TC-1734, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the start-up of clinical trial sites or the completion of subject enrollment or data analysis; whether favorable findings from Targacept’s completed clinical trial of TC-5619 in patients with schizophrenia will be replicated in Targacept’s ongoing clinical trial of TC-5619 or potential future clinical trials; investor perception of results from Targacept’s ongoing Phase 2b clinical trials and the prospects for the applicable product candidates and Targacept; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net operating revenues	$—	$768	$3,536	$57,270
Operating expenses:
Research and development	10,312	6,434	28,086	36,747
General and administrative	2,834	2,432	9,358	10,089
Restructuring charges	—	—	—	2,312

Total operating expenses	13,146	8,866	37,444	49,148

Operating (loss) gain	(13,146)	(8,098)	(33,908)	8,122
Other income, net	244	219	569	750

Net (loss) gain	$(12,902)	$(7,879)	$(33,339)	$8,872

Basic net (loss) income per share	$(0.38)	$(0.24)	$(0.99)	$0.27

Diluted net (loss) income per share	$(0.38)	$(0.24)	$(0.99)	$0.26

Weighted average common shares outstanding—basic	33,644,256	33,494,106	33,629,295	33,431,474

Weighted average common shares outstanding—diluted	33,644,256	33,494,106	33,629,295	33,692,875

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2013	2012
Cash, cash equivalents and investments	$155,111	$184,927
Receivables and other current assets	1,834	2,782
Property and equipment, net	748	1,639
Other assets, net	154	231

Total assets	$157,847	$189,579

Current portion of deferred revenue	$—	$2,357
Other current liabilities	10,636	8,992
Deferred revenue, net of current portion	—	1,179
Long-term debt, net of current portion	478	1,136
Total stockholders’ equity	146,733	175,915

Total liabilities and stockholders’ equity	$157,847	$189,579